Exhibit 10.30

FORM OF

RESTRICTED STOCK GRANT AGREEMENT

PURSUANT TO THE NN, INC.

2011 STOCK INCENTIVE PLAN

This Restricted Stock Grant Agreement (“Agreement”) is made as of                      by NN, Inc. (the “Company”) and                      (“Grantee”) to effect an award of restricted stock by Company to Grantee on the terms and conditions set forth below:

1. Award of Restricted Stock. As of the above-entered date, subject to the terms, conditions and restrictions set forth herein, the Company grants and issues to Grantee 5,000 shares of the Company’s common stock (the “Granted Stock”).

2. Governing Plan. The Granted Stock shall be granted pursuant to and (except as specifically set forth herein) subject in all respects to the applicable provisions of the NN, Inc. 2011 Stock Incentive Plan (“Plan”), which are incorporated herein by reference. Terms not otherwise defined in this Agreement have the meanings ascribed to them in the Plan.

3. Restrictions on the Granted Stock.

(a) No Transfer. The shares of Granted Stock (including any shares received by Grantee with respect to shares of Granted Stock as a result of stock dividends, stock splits or any other form of recapitalization or a similar transaction affecting the Company’s securities without receipt of consideration) may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, alienated or encumbered during the Restricted Period.

(b) Vesting. The restrictions imposed under Section 3(a) will be removed from the Granted Stock as set forth on the Vesting Schedule attached hereto as Exhibit “A”. Removal of the restrictions imposed under Section 3(a) from particular shares of Granted Stock is referred to as “vesting” of those shares and shares from which the restrictions have been removed are referred to as “vested.”

4. Voting and Other Rights. During the period prior to vesting, except as otherwise provided herein, Grantee will have all of the rights of a shareholder with respect to all of the Granted Stock, including without limitation the right to vote such Granted Stock and the right to receive all dividends or other distributions with respect to such Granted Stock. In connection with the payment of such dividends or other distributions, the Company will be entitled to deduct from any amounts otherwise payable by the Company to Grantee (including without limitation salary or other compensation) any taxes or other amounts required by any governmental authority to be withheld and paid over to such authority for Grantee’s account.

5. Certification, Escrow and Delivery of Shares.

(a) Certificates. Each certificate representing any unvested portion of the Granted Stock will be endorsed with a legend substantially as set forth below, as well as such other legends as the Company may deem appropriate to comply with applicable laws and regulations:

The securities evidenced by this certificate are subject to certain limitations on transfer and other restrictions as set forth in that certain Restricted Stock Agreement, dated as of                     , between the Company and the holder of such securities, pursuant to the NN, Inc. 2011 Stock Incentive Plan (copies of which are available for inspection at the offices of the Company).

(b) Escrow. With respect to each unvested share of Granted Stock (including any shares received by Grantee with respect to shares of Granted Stock that have not yet vested as a result of stock dividends, stock splits or any other form of recapitalization or a similar transaction affecting the Company’s securities without receipt of consideration), the Secretary of the Company, or such other escrow holder as the Secretary may appoint, will retain physical custody of the certificate representing such share until such share vests.

(c) Delivery of Certificates. As soon as reasonably practicable after the vesting of any Granted Stock, the Company will release the certificate(s) representing such vested Granted Stock to Grantee. If other still unvested shares of Granted Stock are also represented by the same stock certificate as vested shares, then such certificate will be retired and new certificates representing the vested and unvested portions of the Granted Stock will be issued in place of the existing certificate. The certificate representing the vested Granted Stock will be delivered to Grantee and the certificate representing the still unvested shares of Granted Stock will be retained by the escrow holder.

6. Additional Agreements.

(a) Tax Matters. The Granted Stock is subject to appropriate income tax withholding and other deductions required by applicable laws or regulations, and Grantee and his successors will be responsible for all income and other taxes payable as a result of grant or vesting of the Granted Stock or otherwise in connection with this Agreement. The Company is not required to provide any gross-up or other tax assistance. Grantee understands that Grantee may make an election pursuant to Section 83(b) of the Internal Revenue Code (the “Code”) within thirty (30) days after the date Grantee acquired the Granted Stock hereunder, or comparable provisions of any state tax law, to include in Grantee’s gross income the fair market value (as of the date of acquisition) of the Granted Stock. Grantee may make such an election only if, prior to making any such election, Grantee (a) notifies the Company of Grantee’s intention to make such election, by delivering to the Company a copy of the fully-executed Section 83(b) Election Form attached hereto as Exhibit “B”, and (b) pays to the Company an amount sufficient to satisfy any taxes or other amounts required by any governmental authority to be withheld or paid over to such authority for Grantee’s account, or otherwise makes arrangements satisfactory to the Company for the payment of such amounts through withholding or otherwise. Grantee understands that if Grantee does not make a proper and timely Section 83(b) election, generally under Section 83 of the Code, at the time the forfeiture restrictions applicable to the Granted Stock lapse, Grantee will recognize ordinary income and be taxed in an amount equal to the fair market value (as of the date the forfeiture restrictions lapse) of the Granted Stock less the Acquisition Consideration paid for the Granted Stock. Grantee acknowledges that it is Grantee’s sole responsibility, and not the Company’s, to file a timely election under Section 83(b), even if Grantee requests the Company or its representative to make this filing on Grantee’s behalf. Grantee is relying solely on Grantee’s advisors with respect to the decision as to whether or not to file a Section 83(b) election.

(b) Independent Advice; No Representations. Grantee acknowledges that (i) (s)he was free to use professional advisors of his choice in connection with this Agreement, has received advice from her/his professional advisors in connection with this Agreement, understands its meaning and import, and is entering into this Agreement freely and without coercion or duress; and (ii) (s)he has not received and is not relying upon any advice, representations or assurances made by or on behalf of the Company or any Company affiliate or any employee of or counsel to the Company regarding any tax or other effects or implications of the Granted Stock or other matters contemplated by this Agreement.

(c) Value of Granted Stock. No representations or promises are made to Grantee regarding the value of the Granted Stock or Company’s business prospects. Grantee acknowledges that information about investment in Company stock, including financial information and related risks, is contained in Company’s SEC reports which have been made available for Grantee’s review at any time before Grantee’s acceptance of this Agreement. Further, Grantee understands that the Company does not provide tax or investment advice and acknowledges Company’s recommendation that Grantee consult with independent specialists regarding such matters. Sale or other transfer of the Company stock may be limited by and subject to Company policies as well as applicable securities laws and regulations.

(d) Adjustment in Capitalization. In the event of an Adjustment Event that is a merger, consolidation, reorganization, liquidation, dissolution or other similar transaction, then the Award pursuant to Section 1 of this Agreement shall be deemed to pertain to the securities and other property, including cash, to which a holder of the number of shares equal to the Granted Stock would have been entitled to receive in connection with such Adjustment Event; provided, that any securities issued to Grantee in respect of unvested Granted Shares will be subject to the same restrictions and vesting provisions that were applicable to the Granted Stock for which they were issued.

(e) Change of Control. Upon a Change of Control, vesting shall occur, if at all, with respect to the Granted Stock in accordance with Section 11 of the Plan.

(f) Termination of Employment. If the Grantee’s service with the Company terminates for any reason other than Retirement, Disability or death, any unvested Granted Stock shall be forfeited.

If the Grantee’s service with the Company terminates because of the Grantee’s Disability or death, the Granted Stock shall be immediately vested.

If the Grantee’s service with the Company terminates because of the Grantee’s Retirement, the Granted Stock shall be immediately vested. “Retirement” means termination of service after the Grantee has completed 10 years of service with the Company and has reached the age of 55.

(g) No Right to Continued Employment. This Agreement does not confer upon Grantee any right to continue as an employee of the Company or its affiliate or to any particular employment tenure, nor does it limit in any way the right of Company or its affiliate to terminate Grantee’s services to the Company or its affiliate at any time, with or without cause.

7. General.

(a) Successors and Assigns. This Agreement is personal in its nature and Grantee may not assign or transfer his/her rights under this Agreement.

(b) Notices. Any notices, demands or other communications required or desired to be given by any party shall be in writing and shall be validly given to another party if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

To the Company:	NN, Inc. 2000 Waters Edge Drive, Suite 12 Johnson City, TN 37604 Attention: William C. Kelly, Jr.

To Grantee: At his/her address of record as maintained in the Company’s files

Any party may change its address for the purpose of receiving notices, demands and other communications by providing written notice to the other party in the manner described in this paragraph.

(c) Entire Agreement. Except as this Agreement may expressly provide otherwise, this Agreement, the Addendum and the Plan constitute the entire agreement and understanding of the Company and Grantee with respect to the subject matter hereof and thereof, and supersede all prior written or verbal agreements and understandings between Grantee and the Company relating to such subject matter. This Agreement may only be amended by written instrument signed by Grantee and an authorized officer of the Company.

(d) Governing Law; Severability. This Agreement will be construed and interpreted under the laws of the State of Delaware applicable to agreements executed and to be wholly performed within the State of Delaware. If any provision of this Agreement as applied to any party or to any circumstance is adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.

(e) Remedies. All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party’s breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

(f) Interpretation. Headings herein are for convenience of reference only, do not constitute a part of this Agreement, and will not affect the meaning or interpretation of this Agreement. References herein to Sections are references to the referenced Section hereof, unless otherwise specified.

(g) Waivers; Amendments. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any later breach of that provision. This Agreement may be modified only by written agreement signed by Grantee and the Company.

(h) Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. Facsimile or photographic copies of originally signed copies of this Agreement will be deemed to be originals.

NN, INC.

By:

Name:	William C. Kelly, Jr.

Title	Vice President

[GRANTEE]

EXHIBIT “A”

VESTING SCHEDULE

The restrictions imposed in Section 3(a) of the Agreement shall be removed from the Granted Stock according to the following table:

Amount of Granted Stock	Date Restrictions Removed

1st anniversary of the Agreement
2nd anniversary of the Agreement
3rd anniversary of the Agreement

EXHIBIT “B”

TO RESTRICTED STOCK GRANT AGREEMENT

PURSUANT TO THE

NN, INC., 2011 STOCK INCENTIVE PLAN

ELECTION TO INCLUDE VALUE OF RESTRICTED PROPERTY

IN GROSS INCOME IN YEAR OF TRANSFER

INTERNAL REVENUE CODE § 83(b)

The undersigned hereby elects pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below, and supplies the following information in accordance with the regulations promulgated thereunder:

1.	Name, address and taxpayer identification number of the undersigned:

Taxpayer SSN.:

2.	Description of property with respect to which the election is being made:

                 shares of common stock (“Common Stock”) of NN, Inc., a Delaware corporation (“the Company”)

3.	Date on which property was transferred:

4.	Taxable year to which this election relates:

5.	Nature of the restrictions to which the property is subject:

The Common Stock vests according to the following schedule:

The Common Stock is non-transferable in the taxpayer’s hands, prior to vesting and payment of any required consideration and tax-related amounts.

6.	Fair market value of the property:

The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions that by their terms will never lapse) of the property with respect to which this election is being made is $         per share.

7.	Amount paid for the property:

The amount paid by the taxpayer for said property is $         per share.

8.	Furnishing statement to employer:

A copy of this statement has been furnished to the Company.

Date:
Signature

Printed Name

This election must be filed with the Internal Revenue Service Center with which taxpayer files his or her Federal income tax returns and must be made within thirty (30) days after the execution date of the Grant. This filing should be made by registered or certified mail, return receipt requested. The taxpayer must retain two (2) copies of the completed form for filing with his or her Federal and state tax returns for the current tax year and an additional copy for his or her records.